EXHIBIT 99.1
Item 6. Selected Financial Data
Set forth below is selected financial data on a historical basis for the Company for the five most recent fiscal years ended April 30. This information should be read in conjunction with the consolidated financial statements and notes thereto included in Item 8, "Financial Statements and Supplementary Data."
	(in thousands, except per share data)
	2013	2012	2011	2010	2009
Consolidated Income Statement Data
Revenue	$256,369	$235,967	$231,165	$225,304	$222,022
Gain on sale of real estate, land, and other investments	$6,885	$349	$19,365	$68	$54
Income from continuing operations	$22,408	$8,995	$3,769	$5,182	$8,980
Income (loss) from discontinued operations	$7,564	$711	$20,582	$(597)	$1,733
Net income	$29,972	$9,706	$24,351	$4,585	$10,713
Net income attributable to noncontrolling interests – Operating Partnership	$(3,633)	$(1,359)	$(4,449)	$(562)	$(2,227)
Net income attributable to Investors Real Estate Trust	$25,530	$8,212	$20,082	$4,001	$8,526
Consolidated Balance Sheet Data
Total real estate investments	$1,680,834	$1,557,108	$1,458,245	$1,500,889	$1,472,575
Total assets	$1,889,554	$1,714,367	$1,615,363	$1,660,930	$1,605,091
Mortgages payable	$1,049,206	$1,048,689	$993,803	$1,057,619	$1,070,158
Revolving lines of credit	$10,000	$39,000	$30,000	$6,550	$5,500
Total Investors Real Estate Trust shareholders' equity	$612,787	$432,989	$411,690	$409,523	$333,009

Consolidated Per Common Share Data (basic and diluted)
Income from continuing operations - Investors Real Estate Trust	$.11	$.06	$.01	$.03	$.09
Income (loss) from discontinued operations - Investors Real Estate Trust	$.06	$.01	$.21	$.00	$.02
Net income	$.17	$.07	$.22	$.03	$.11
Distributions	$.52	$.56	$.69	$.68	$.68

CALENDAR YEAR	2012	2011	2010	2009	2008
Tax status of distributions
Capital gain	2.41%	37.48%	0.00%	0.09%	0.00%
Ordinary income	23.17%	18.04%	28.53%	39.17%	53.43%
Return of capital	74.42%	44.48%	71.47%	60.74%	46.57%
For the fiscal year ended April 30, 2013, IRET recognized approximately $1.9 million of net capital gain for federal income tax purposes. IRET designates the entire $1.9 million of net capital gain as capital gain dividends.